UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2024

BigCommerce Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-39423	46-2707656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11305 Four Points Drive

Building II, Suite 100

Austin, Texas 78726

(Address of principal executive offices, including zip code)

(512) 865-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series 1 Common Stock, $ 0.0001 par value per share	BIGC	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

□ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2024, BigCommerce Holdings, Inc. (the “Company”), appointed Travis Hess, age 52, as its President, effective May 28, 2024. Prior to joining the Company, Mr. Hess most recently worked at Accenture as a managing director leading their direct-to-consumer commerce offering and go-to-market strategy. He also managed Accenture’s Shopify partnership globally since August 2022. From January 2022 to August 2022, he served as Executive Vice President at The Stable, a leading omnichannel commerce agency that was acquired by Accenture. From May 2021 to December 2021, he served as Chief Executive Officer for BVA, a globally recognized DTC and Shopify agency which was acquired by The Stable in December 2021, and from August 2019 to April 2021, he served as Chief Commercial Officer. Prior to those roles, he held numerous senior leadership positions including Chief Revenue Officer and General Manager for LiveArea, a global commerce agency now part of Dentsu/Merkle, and at Amplifi Commerce.

In connection with Mr. Hess’ appointment as the Company’s President, Mr. Hess and the Company entered into an offer of employment letter (the "offer letter"), pursuant to which Mr. Hess will be entitled to receive an initial annual base salary of $460,000 and will be eligible to participate in the Company’s annual bonus program, with a target bonus of 80% of his annual base salary. In addition, Mr. Hess will be granted 360,264 restricted stock units (“RSUs”) covering Company common stock. The RSUs will vest over a four year period, subject to Mr. Hess’ continued service with the Company or its subsidiaries through the applicable vesting date. Mr. Hess will be eligible to participate in the Company’s health and welfare programs and the Company's 401(k) plan on the same basis as its other full-time employees.

Pursuant to the offer letter, in the event that Mr. Hess’ employment with the Company is terminated by the Company without “cause” or due to Mr. Hess’ resignation for “good reason” (as defined in the offer letter) (each a “qualifying termination”), in either case, within three months before or eighteen months after a “change in control” of the Company (as defined in the Company’s 2020 Equity Incentive Plan) (such period, the “Change in Control Protection Period”), then Mr. Hess will be eligible to receive an amount equal to twelve months of Mr. Hess’ then-current base salary and an amount equal to twelve months of the Company’s share of healthcare premiums for Mr. Hess and his eligible dependents. In addition, if Mr. Hess’ qualifying termination occurs within three months before or within twelve months after the consummation of a change in control of the Company, all of Mr. Hess’ then-outstanding and unvested equity awards will become fully vested as of the later of the date of such qualifying termination or the date on which the change in control is consummated.

In the event that Mr. Hess incurs a qualifying termination outside of the Change in Control Protection Period (as defined above), then in lieu of the payments and benefits described above, Mr. Hess will be eligible to receive an amount equal to six months of his then-current base salary and an amount equal to six months of the Company’s share of healthcare premiums for Mr. Hess and his eligible dependents.

Mr. Hess’ receipt of the severance payments and benefits described above is subject to Mr. Hess’ execution and non-revocation of a general release of claims in favor of the Company and continued compliance with any applicable restrictive covenants.

There are no arrangements or understandings between Mr. Hess and any other persons, pursuant to which he was appointed as President, no family relationships among any of the Company’s directors or executive officers and Mr. Hess, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release on May 6, 2024, announcing the appointment of Mr. Hess as the Company’s President, a copy of which is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The Company relied on the instruction to Item 5.02(c) of Form 8-K to delay the filing of this Current Report to the date of the public announcement of Mr. Hess’ appointment as President.

Item 7.01 Regulation FD Disclosure.

On May 6, 2024, the Company issued a press release announcing the appointment of Mr. Hess. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by BigCommerce Holdings, Inc. dated May 6, 2024.
104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BigCommerce Holdings, Inc.

Date: May 6, 2024	By:	/s/ Chuck Cassidy
Chuck Cassidy
General Counsel